EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:
Kristin Brown, Director, Investor Relations
(617) 796-8232
Service Properties Trust Announces Third Quarter 2019 Results
Third Quarter Net Income of $0.24 Per Common Share
Third Quarter Normalized FFO of $0.95 Per Common Share
Completed Acquisition of Net Lease Portfolio of Service-Oriented Retail Properties for $2.4 Billion
Sold or Entered Agreements to Sell 128 Properties for $500 Million

Newton, MA (November 8, 2019). Service Properties Trust (Nasdaq: SVC) (formerly known as Hospitality Properties Trust) today announced its financial results for the quarter and nine months ended September 30, 2019:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	($ in thousands, except per share and RevPAR data)
Net income	$40,074	$117,099	$274,643	$294,594
Net income per common share	$0.24	$0.71	$1.67	$1.79
Adjusted EBITDAre (1)	$209,545	$225,676	$624,418	$655,530
Normalized FFO (1)	$155,635	$174,653	$469,041	$505,714
Normalized FFO per common share (1)	$0.95	$1.06	$2.85	$3.08

(1)
Additional information and reconciliations of net income determined in accordance with U.S. generally accepted accounting principles, or GAAP, to certain non-GAAP measures including EBITDA, EBITDAre, Adjusted EBITDAre, FFO and Normalized FFO, for the three and nine months ended September 30, 2019 and 2018 appear later in this press release.

John Murray, President and Chief Executive Officer of SVC, made the following statement:
“As previously announced, during the third quarter we completed our acquisition of a high-quality net lease portfolio of 767 service-oriented retail properties for $2.4 billion in cash consideration plus $82.1 million of prepayment penalties to extinguish mortgage debt on the portfolio. We believe this transaction provides us with increased scale, a more secure financial profile and greater diversity in tenant base, property type and geography. We have also made significant progress on our previously announced disposition plan. We sold two net lease properties for $63 million and entered an agreement to sell 126 additional net lease properties for $438 million.

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the Nasdaq.
No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

In the third quarter, comparable hotel RevPAR declined 0.3% compared to the prior year period due in part to occupancy decreases from 13 hotels under renovation, six of which were relatively higher revenue contributing full service hotels that impacted our IHG, Sonesta and Radisson Hotel Group portfolios. For hotels not impacted by renovations, comparable RevPAR increased by 0.9%."
Results for the Three and Nine Months Ended September 30, 2019 and Recent Activities:

•
Net Income: Net income for the quarter ended September 30, 2019 was $40.1 million, or $0.24 per diluted common share, compared to net income of $117.1 million, or $0.71 per diluted common share, for the quarter ended September 30, 2018. Net income for the quarter ended September 30, 2019 includes an $8.5 million, or $0.05 per diluted common share, loss on early extinguishment of debt and $4.0 million, or $0.02 per diluted common share, of unrealized losses on equity securities. Net income for the quarter ended September 30, 2018 includes $43.5 million, or $0.26 per diluted common share, of net unrealized gains on equity securities. The weighted average number of diluted common shares outstanding was 164.3 million for each of the quarters ended September 30, 2019 and 2018.

Net income for the nine months ended September 30, 2019 was $274.6 million, or $1.67 per diluted common share, compared to net income of $294.6 million, or $1.79 per diluted common share, for the nine months ended September 30, 2018. Net income for the nine months ended September 30, 2019 includes a $159.5 million, or $0.97 per diluted common share, gain on sale of real estate, $43.8 million, or $0.27 per diluted common share, of net unrealized losses on equity securities and an $8.5 million, or $0.05 per diluted common share, loss on early extinguishment of debt. Net income for the nine months ended September 30, 2018 includes $89.3 million, or $0.54 per diluted common share, of net unrealized gains on equity securities. The weighted average number of diluted common shares outstanding was 164.3 million and 164.2 million for the nine months ended September 30, 2019 and 2018, respectively.

•	Adjusted EBITDAre: Adjusted EBITDAre for the quarter ended September 30, 2019 compared to the same period in 2018 decreased 7.1% to $209.5 million.
Adjusted EBITDAre for the nine months ended September 30, 2019 compared to the same period in 2018 decreased 4.7% to $624.4 million.

•
Normalized FFO: Normalized FFO for the quarter ended September 30, 2019 were $155.6 million, or $0.95 per diluted common share, compared to Normalized FFO of $174.7 million, or $1.06 per diluted common share, for the quarter ended September 30, 2018.

Normalized FFO for the nine months ended September 30, 2019 were $469.0 million, or $2.85 per diluted common share, compared to Normalized FFO of $505.7 million, or $3.08 per diluted common share, for the nine months ended September 30, 2018.
Recent Acquisition, Disposition and Investment Activities: As previously announced, in July 2019, SVC sold all 2,503,777 of its class A common shares of The RMR Group Inc., or RMR Inc., in an underwritten public offering at a price to the public of $40.00 per common share. SVC received net proceeds of $93.6 million from this sale, after deducting underwriting discounts, commissions and other costs, that it used to repay debt.
As previously announced, in September 2019, SVC completed its acquisition of a net lease portfolio of service-oriented retail properties from Spirit MTA REIT (NYSE: SMTA) for $2.4 billion in cash, excluding transaction costs, or the SMTA Transaction. In addition to the $2.4 billion purchase price, SVC paid $82.1 million of prepayment penalties related to SMTA’s extinguishment of mortgage debt on the portfolio. SVC funded the SMTA Transaction with net proceeds from its recently completed $1.7 billion principal amount of unsecured senior notes offerings described below and by drawing on its revolving credit facility.
In October 2019, SVC acquired the 261 room Kimpton Palomar Hotel in Chicago, IL for a purchase price of $55.0 million, excluding acquisition related costs. SVC added this Kimpton® branded hotel to its management agreement with InterContinental Hotels Group, plc (LON: IHG; NYSE: IHG (ADRs)), or IHG.
Also, in October 2019, SVC sold two net lease properties it acquired in the SMTA Transaction with an aggregate of 242,189 square feet with leases requiring annual minimum rents of $4.5 million, for aggregate net proceeds of $63.3 million, excluding closing costs.
In addition, in October 2019, SVC entered into an agreement to sell 126 net lease properties it acquired in the SMTA Transaction with approximately 2.4 million square feet in 26 states with leases requiring an aggregate of $34.3 million of annual minimum rents for an aggregate sales price of $438.0 million, excluding closing costs. SVC expects this sale to be completed prior to December 31, 2019.
Financing Activities: As previously announced, in September 2019, SVC issued $825.0 million principal amount of 4.35% unsecured senior notes due 2024, $450.0 million principal amount of 4.75% unsecured senior notes due 2026 and $425.0 million principal amount of 4.95% unsecured senior notes due 2029 in underwritten public offerings. The aggregate net proceeds from these offerings of $1.68 billion after underwriting discounts and other offering expenses were used to finance, in part, the SMTA Transaction.
In connection with the completion of these offerings, SVC terminated the unused commitments previously announced available to SVC under its previously announced $2.0 billion senior unsecured term loan facility and record an $8.5 million loss on extinguishment of debt during the three months ended September 30, 2019.
Hotel Portfolio:
As of September 30, 2019, SVC had eight operating agreements with six hotel operating companies for 328 hotels with 51,086 rooms, which represented 59% of SVC’s total annual minimum returns and rents.

•
Hotel RevPAR (comparable hotels): For the quarter ended September 30, 2019 compared to the same period in 2018 for SVC’s 322 comparable hotels: average daily rate, or ADR, decreased 1.6% to $126.80; occupancy increased 1.0 percentage point to 77.9%; and revenue per available room, or RevPAR, decreased 0.3% to $98.78.

For the nine months ended September 30, 2019 compared to the same period in 2018 for SVC’s 320 comparable hotels: ADR decreased 0.7% to $127.39; occupancy decreased 0.9 percentage points to 74.2%; and RevPAR decreased 1.9% to $94.52.

•
Hotel RevPAR (all hotels): For the quarter ended September 30, 2019 compared to the same period in 2018 for SVC’s 328 hotels that were owned as of September 30, 2019: ADR decreased 2.2% to $127.82; occupancy was unchanged at 77.0%; and RevPAR decreased 2.2% to $98.42.

For the nine months ended September 30, 2019 compared to the same period in 2018 for SVC’s 328 hotels that were owned as of September 30, 2019: ADR decreased 0.9% to $129.91; occupancy decreased 1.2 percentage points to 73.9%; and RevPAR decreased 2.5% to $96.00.

•
Hotel Coverage of Minimum Returns and Rents: For the quarter ended September 30, 2019, the aggregate coverage of SVC's minimum returns or rents decreased to 0.90x from 1.07x for the quarter ended September 30, 2018.

For the nine months ended September 30, 2019, the aggregate coverage ratio of SVC's minimum returns or rents decreased to 0.90x from 1.04x for the nine months ended September 30, 2018.
Hotel Managers and Tenants:

•
Marriott Agreements: As of September 30, 2019, 122 of SVC’s hotels were operated by subsidiaries of Marriott International, Inc. (Nasdaq: MAR), or Marriott, under three agreements. SVC’s Marriott No. 1 agreement includes 53 hotels and provides for annual minimum return payments to SVC of $71.7 million as of September 30, 2019 (approximately $17.9 million per quarter). During the three months ended September 30, 2019, SVC realized returns under its Marriott No. 1 agreement of $19.9 million, of which $2.0 million represents SVC's share of hotel cash flows in excess of the minimum returns due to SVC for the period. Because there is no guarantee or security deposit for this agreement, the minimum returns SVC receives under this agreement are limited to available hotel cash flows after payment of hotel operating expenses and funding of an FF&E reserve. SVC’s Marriott No. 234 agreement includes 68 hotels and requires annual minimum returns to SVC of $109.0 million as of September 30, 2019 (approximately $27.3 million per quarter). During the three months ended September 30, 2019, SVC realized returns under its Marriott No. 234 agreement of $27.3 million. SVC’s Marriott No. 234 agreement is partially secured by a security deposit and a limited guaranty from Marriott; during the three months ended September 30, 2019, the available security deposit was replenished by $1.2 million from a share of hotel cash flows in excess of the minimum returns due to SVC during the period. As of September 30, 2019, the available security deposit from Marriott for the Marriott No. 234 agreement was $36.6 million and there was $30.7 million available under Marriott’s guaranty for up to 90% of the minimum returns due to SVC to cover future payment shortfalls if and after the available security deposit is depleted. SVC's Marriott No. 5 agreement includes one resort hotel in Kauai, HI which is leased to Marriott on a full recourse basis. The contractual rent due to SVC for this hotel for the three months ended September 30, 2019 of $2.6 million was paid to SVC.

•
IHG Agreement: As of September 30, 2019, 102 of SVC’s hotels were operated by subsidiaries of IHG under one agreement requiring annual minimum returns and rents to SVC of $207.4 million as of September 30, 2019 (approximately $51.9 million per quarter). During the three months ended September 30, 2019, SVC realized returns and rents under its IHG agreement of $51.9 million. SVC's IHG agreement is partially secured by a security deposit. During the three months ended September 30, 2019, SVC reduced the available security deposit by $2.4 million to cover shortfalls in hotel cash flows available to pay the minimum returns and rents due to SVC during the period. As of September 30, 2019, the available IHG security deposit which SVC held to pay future payment shortfalls was $85.7 million.

•
Sonesta Agreement: As of September 30, 2019, 51 of SVC’s hotels were operated under a management agreement with Sonesta International Hotels Corporation, or Sonesta, requiring annual minimum returns of $131.2 million as of September 30, 2019 (approximately $32.8 million per quarter). During the three months ended September 30, 2019, SVC realized returns under its Sonesta agreement of $15.6 million. Because there is no guarantee or security deposit for this agreement, the minimum returns SVC receives under this agreement are limited to available hotel cash flows after payment of hotel operating expenses including management and related fees.

•
Wyndham Agreement: As of September 30, 2019, 22 of SVC's hotels were operated under a management agreement with subsidiaries of Wyndham Hotels & Resorts, Inc. (NYSE: WH), or Wyndham, requiring annual minimum returns of $28.0 million as of September 30, 2019 (approximately $7.0 million per quarter). As previously announced, SVC is exiting its relationship with Wyndham and expects to sell or rebrand all 22 hotels managed by Wyndham. SVC amended its agreement with Wyndham in October 2019 whereby the term of the management agreement will expire on September 30, 2020 unless sooner terminated by SVC with respect to any hotels that are sold or rebranded. As of September 30, 2019, Wyndham was paying 85% of the annual minimum returns due to SVC to avoid a default. Under the amendment, Wyndham will pay to SVC all available cash flows of the hotels after payment of hotel operating expenses, and Wyndham will not be entitled to any base management fees for the remainder of the agreement term.
On November 1, 2019, SVC rebranded two full-service hotels previously managed by Wyndham in Chicago, IL and Irvine, CA to the Sonesta brands under a short term agreement with Sonesta that expires on December 31, 2020. SVC currently leases 48 vacation units in the Chicago hotel to a subsidiary of Wyndham Destinations, Inc. (NYSE: WYND), or Destinations, which requires annual minimum rent of $1.5 million (approximately $0.4 million per quarter). SVC amended this lease so the term of the lease expires on March 31, 2020, at which time Destinations will vacate the leased space.

•
Other Hotel Agreements: As of September 30, 2019, SVC's remaining 31 hotels were managed under two agreements: one management agreement with a subsidiary of Hyatt Hotels Corporation (NYSE: H), or Hyatt, for 22 hotels requiring annual minimum returns of $22.0 million (approximately $5.5 million per quarter); and one management agreement with a subsidiary of Radisson Hospitality, Inc., or Radisson, for nine hotels, requiring annual minimum returns of $20.4 million (approximately $5.1 million per quarter); minimum returns and rents due to SVC are partially guaranteed under the Hyatt and Radisson agreements.

Net Lease Portfolio:
As of September 30, 2019, SVC owned 946 net lease service-oriented retail properties with 17.6 million square feet requiring annual minimum rent of $418.6 million which represented 41% of SVC's total annual minimum returns and rents. The portfolio was 98% leased by 279 tenants with a weighted (by annual minimum rent) average lease term of 11.3 years operating under 163 brands in 23 distinct industries. As of the quarter ended September 30, 2019, the aggregate coverage of SVC’s net lease portfolio's minimum rent was 2.27x. TravelCenters of America Inc. (Nasdaq: TA), or TA, is SVC's largest tenant. As of September 30, 2019, SVC leased to TA a total of 179 travel centers under five leases that expire between 2029 and 2035 and require annual minimum rents of $246.1 million.
Conference Call:
At 10:00 a.m. Eastern Time this morning, John Murray, Chief Executive Officer, Brian Donley, Chief Financial Officer, and Todd Hargreaves, Vice President, will host a conference call to discuss SVC's third quarter 2019 financial results. The conference call telephone number is (877) 329-3720. Participants calling from outside the United States and Canada should dial (412) 317-5434. No pass code is necessary to access the call from either number. Participants should dial in about 15 minutes prior to the scheduled start of the call. A replay of the conference call will be available through Friday, November 15, 2019. To access the replay, dial (412) 317-0088. The replay pass code is 10134938.
A live audio webcast of the conference call will also be available in a listen-only mode on SVC’s website, www.svcreit.com. Participants wanting to access the webcast should visit SVC’s website about five minutes before the call. The archived webcast will be available for replay on SVC’s website for about one week after the call. The transcription, recording and retransmission in any way of SVC’s third quarter conference call is strictly prohibited without the prior written consent of SVC.
Supplemental Data:

A copy of SVC’s Third Quarter 2019 Supplemental Operating and Financial Data is available for download at SVC’s website, www.svcreit.com. SVC’s website is not incorporated as part of this press release.
Service Properties Trust (formerly known as Hospitality Properties Trust) is a real estate investment trust, or REIT, which owns a diverse portfolio of hotels and net lease service and necessity-based retail properties across the United States and in Puerto Rico and Canada with 185 distinct brands across 24 industries. SVC’s properties are primarily operated under long term management or lease agreements. SVC is managed by the operating subsidiary of RMR Inc. (Nasdaq: RMR), an alternative asset management company that is headquartered in Newton, Massachusetts.
Non-GAAP Financial Measures and Certain Definitions:
SVC presents certain “non-GAAP financial measures” within the meaning of applicable Securities and Exchange Commission, or SEC, rules, including EBITDA, EBITDAre, Adjusted EBITDAre, FFO and Normalized FFO. These measures do not represent cash generated by operating activities in accordance with GAAP and should not be considered alternatives to net income as indicators of SVC’s operating performance or as measures of SVC’s liquidity. These measures should be considered in conjunction with net income as presented in SVC’s condensed consolidated statements of income. SVC considers these non-GAAP measures to be appropriate supplemental measures of operating performance for a REIT, along with net income. SVC believes these measures provide useful information to investors because by excluding the effects of certain historical amounts, such as depreciation and amortization expense, they may facilitate a comparison of SVC’s operating performance between periods and with other REITs.
Please see the pages attached hereto for a more detailed statement of SVC’s operating results and financial condition and for an explanation of SVC’s calculation of FFO and Normalized FFO, EBITDA, EBITDAre and Adjusted EBITDAre and a reconciliation of those amounts to amounts determined in accordance with GAAP.
Comparable Hotels Data:
SVC presents RevPAR, ADR and occupancy for the periods presented on a comparable basis to facilitate comparisons between periods. SVC generally defines comparable hotels as those that were owned by it and were open and operating for the entire periods being compared. For the three months ended September 30, 2019 and 2018, SVC excluded six hotels from its comparable results. Three of these hotels were not owned for the entire periods and three were closed for major renovations during part of the periods presented. For the nine months ended September 30, 2019 and 2018, SVC excluded eight hotels from its comparable results. Five of these hotels were not owned for the entire periods and three were closed for major renovations during part of the periods presented.
For the nine months ended September 30, 2019 and 2018, SVC excluded eight hotels from its comparable results. Five of these hotels were not owned for the entire period and three were closed for a major renovation during part of the periods presented.
Minimum Rent and Return Coverage:
Hotel coverage is calculated as total hotel revenues minus all hotel expenses and FF&E reserve escrows which are not subordinated to minimum returns due to SVC divided by the minimum returns or rents due to SVC.
SVC defines net lease coverage as annual property level adjusted earnings before interest, taxes, depreciation, amortization and rent, or EBITDAR, divided by the annual minimum rent due to SVC weighted by the minimum rent of the property to total minimum rents of the net lease portfolio. The annual property level adjusted EBITDAR is determined based on the most recent operating statements, if any, furnished by the tenant. Properties that do not report operating information are excluded from the coverage calculations.

SERVICE PROPERTIES TRUST
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues:
Hotel operating revenues (1)	$525,290	$520,618	$1,521,368	$1,494,283
Rental income (2)	73,619	81,322	210,509	245,543
FF&E reserve income (3)	863	1,213	3,365	3,911
Total revenues	599,772	603,153	1,735,242	1,743,737

Expenses:
Hotel operating expenses (1)	377,895	365,526	1,076,011	1,052,121
Other operating expenses	1,707	1,468	4,419	3,936
Depreciation and amortization	103,160	101,007	301,721	300,308
General and administrative (4)	12,464	13,425	36,906	38,280
Total expenses	495,226	481,426	1,419,057	1,394,645

Gain on sale of real estate (5)	—	—	159,535	—
Dividend income	—	626	1,752	1,878
Unrealized gains and (losses) on equity securities, net (6)	(3,950)	43,453	(43,761)	89,348
Interest income	688	478	1,774	1,093
Interest expense (including amortization of debt issuance costs and debt discounts and premiums of $2,689, $2,570, $7,829 and $7,607, respectively)	(52,375)	(49,308)	(151,742)	(145,589)
Loss on early extinguishment of debt (7)	(8,451)	—	(8,451)	(160)
Income before income taxes and equity in earnings of an investee	40,458	116,976	275,292	295,662
Income tax expense	(467)	(707)	(1,266)	(1,949)
Equity in earnings of an investee	83	830	617	881
Net income	$40,074	$117,099	$274,643	$294,594

Weighted average common shares outstanding (basic)	164,321	164,232	164,294	164,212
Weighted average common shares outstanding (diluted)	164,348	164,274	164,332	164,242

Net income per common share (basic and diluted)	$0.24	$0.71	$1.67	$1.79
See Notes on pages 9 and 10

SERVICE PROPERTIES TRUST
RECONCILIATIONS OF FUNDS FROM OPERATIONS,
NORMALIZED FUNDS FROM OPERATIONS, EBITDA, EBITDAre AND ADJUSTED EBITDAre
(amounts in thousands, except share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Calculation of FFO and Normalized FFO: (8)
Net income	$40,074	$117,099	$274,643	$294,594
Add (Less): Depreciation and amortization	103,160	101,007	301,721	300,308
Gain on sale of real estate (5)	—	—	(159,535)	—
Unrealized (gains) and losses on equity securities, net (6)	3,950	(43,453)	43,761	(89,348)
FFO	147,184	174,653	460,590	505,554
Add: Loss on early extinguishment of debt (7)	8,451	—	8,451	160
Normalized FFO	$155,635	$174,653	$469,041	$505,714

Weighted average common shares outstanding (basic)	164,321	164,232	164,294	164,212
Weighted average common shares outstanding (diluted)	164,348	164,274	164,332	164,242

Basic and diluted per common share amounts:
FFO	$0.90	$1.06	$2.80	$3.08
Normalized FFO	$0.95	$1.06	$2.85	$3.08
Distributions declared per share	$0.54	$0.53	$1.61	$1.58

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Calculation of EBITDA, EBITDAre and Adjusted EBITDAre: (9)
Net income	$40,074	$117,099	$274,643	$294,594
Add (Less): Interest expense	52,375	49,308	151,742	145,589
Income tax expense	467	707	1,266	1,949
Depreciation and amortization	103,160	101,007	301,721	300,308
EBITDA	196,076	268,121	729,372	742,440
Less: Gain on sale of real estate (5)	—	—	(159,535)	—
EBITDAre	196,076	268,121	569,837	742,440
Add (Less): General and administrative expense paid in common shares (10)	1,068	1,008	2,369	2,278
Loss on early extinguishment of debt (7)	8,451	—	8,451	160
Unrealized (gains) and losses on equity securities, net (6)	3,950	(43,453)	43,761	(89,348)
Adjusted EBITDAre	$209,545	$225,676	$624,418	$655,530
See Notes on pages 9 and 10

(1)
As of September 30, 2019, SVC owned 328 hotels; 326 of these hotels were managed by hotel operating companies and two hotels were leased to hotel operating companies. As of September 30, 2019, SVC also owned 946 net lease properties. SVC’s condensed consolidated statements of income include hotel operating revenues and expenses of managed hotels and rental income and other operating expenses from its leased hotels and net lease properties. Certain of SVC's managed hotels had net operating results that were, in the aggregate, $19,631 and $9,216 less than the minimum returns due to SVC for the three months ended September 30, 2019 and 2018, respectively, and $54,112 and $31,030 less than the minimum returns due to SVC for the nine months ended September 30, 2019 and 2018, respectively. When managers of these hotels are required to fund the shortfalls under the terms of SVC’s management agreements or their guarantees, SVC reflects such fundings (including security deposit applications) in its condensed consolidated statements of income as a reduction of hotel operating expenses. The reduction to hotel operating expenses was $3,630 and $299 for the three months ended September 30, 2019 and 2018, respectively, and $17,166 and $2,377 for the nine months ended September 30, 2019 and 2018, respectively. When SVC reduces the amounts of the security deposit it holds for any of its operating agreements for payment deficiencies, it does not result in additional cash flows to SVC of the deficiency amounts, but reduces the refunds due to the respective tenants or managers who have provided SVC with these deposits upon expiration of the applicable operating agreement. The security deposits are non-interest bearing and are not held in escrow. SVC had shortfalls at certain of its managed hotel portfolios not funded by the managers of these hotels under the terms of its management agreements of $17,758 and $9,818 for the three months ended September 30, 2019 and 2018, respectively, and $41,555 and $28,653 for the nine months ended September 30, 2019 and 2018, respectively, which represent the unguaranteed portions of SVC's minimum returns from its Sonesta and Wyndham agreements. Certain of SVC’s managed hotel portfolios had net operating results that were, in the aggregate, $9,076 and $21,321 more than the minimum returns due to SVC for the three months ended September 30, 2019 and 2018, respectively, and $16,966 and $47,901 more than the minimum returns due to SVC for the nine months ended September 30, 2019 and 2018, respectively. Certain of SVC's guarantees and its security deposits may be replenished by a share of future cash flows from the applicable hotel operations in excess of the minimum returns due to SVC pursuant to the terms of the applicable agreements. When SVC's guarantees and security deposits are replenished by cash flows from hotel operations, SVC reflects such replenishments in its condensed consolidated statements of income as an increase to hotel operating expenses. SVC had $3,631 and $5,204 of guaranty and security deposit replenishments for the three months ended September 30, 2019 and 2018, respectively, and $3,910 and $14,299 of guaranty and security deposit replenishments for the nine months ended September 30, 2019 and 2018, respectively.

(2)
SVC reduced rental income by $3,046 and $7,368 in the three and nine months ended September 30, 2019, respectively, and increased rental income by $3,136 and $9,359 for the three and nine months ended September 30, 2018, respectively, to record scheduled rent changes under certain of SVC’s leases, the deferred rent obligations under SVC’s leases with TA and the estimated future payments to SVC under its leases with TA for the cost of removing underground storage tanks on a straight line basis.

(3)
Various percentages of total sales at certain of SVC’s hotels are escrowed as reserves for future renovations or refurbishment, or FF&E reserve escrows. SVC owns all the FF&E reserve escrows for its hotels. SVC reports deposits by its tenants into the escrow accounts under its hotel leases as FF&E reserve income. SVC does not report the amounts which are escrowed as FF&E reserves for its managed hotels as FF&E reserve income.

(4)
Incentive fees under SVC’s business management agreement with The RMR Group LLC are payable after the end of each calendar year, are calculated based on common share total return, as defined, and are included in general and administrative expense in SVC’s condensed consolidated statements of income. In calculating net income in accordance with GAAP, SVC recognizes estimated business management incentive fee expense, if any, in the first, second and third quarters. Although SVC recognizes this expense, if any, in the first, second and third quarters for purposes of calculating net income, SVC does not include these amounts in the calculation of Normalized FFO or Adjusted EBITDAre until the fourth quarter, which is when the business management incentive fee expense amount for the year, if any, is determined. No estimated business management incentive fee expense was recorded for the three and nine months ended September 30, 2019 or 2018.

(5)	SVC recorded a $159,535 gain on sale of real estate during the three months ended March 31, 2019 in connection with the sales of 20 travel centers.

(6)
Unrealized gains and (losses) on equity securities, net represent the adjustment required to adjust the carrying value of SVC's investments in RMR Inc. and TA common shares to their fair value. SVC sold its shares in RMR Inc. on July 1, 2019.

(7)
SVC recorded a loss of $8,451 on early extinguishment of debt in the three months ended September 30, 2019 related to the termination of a term loan commitment SVC arranged in connection with the SMTA transaction. SVC also recorded a loss of $160 on early extinguishment of debt in the three months ended June 30, 2018 in connection with amending its revolving credit facility and term loan.

(8)
SVC calculates funds from operations, or FFO, and Normalized FFO as shown above. FFO is calculated on the basis defined by The National Association of Real Estate Investment Trusts, or Nareit, which is net income, calculated in accordance with GAAP, excluding any gain or loss on sale of properties and loss on impairment of real estate assets, if any, plus real estate depreciation and amortization, less any unrealized gains and losses on equity securities, as well as certain other adjustments currently not applicable to SVC. In calculating Normalized FFO, SVC adjusts for the item shown above and includes business management incentive fees, if any, only in the fourth quarter versus the quarter when they are recognized as an expense in accordance with GAAP due to their quarterly volatility not necessarily being indicative of SVC’s core operating performance and the uncertainty as to whether any such business management incentive fees will be payable when all contingencies for determining such fees are known at the end of the calendar year. FFO and Normalized FFO are among the factors considered by SVC’s Board of Trustees when determining the amount of distributions to its shareholders. Other factors include, but are not limited to, requirements to maintain SVC’s qualification for taxation as a REIT, limitations in its credit agreement and public debt covenants, the availability to SVC of debt and equity capital, SVC's distribution rate as a percentage of the trading price of its common shares, or dividend yield, and the dividend yield of other REITs, SVC’s expectation of its future capital requirements and operating performance, and SVC’s expected needs for and availability of cash to pay its obligations. Other real estate companies and REITs may calculate FFO and Normalized FFO differently than SVC does.

(9)
SVC calculates earnings before interest, taxes, depreciation and amortization, or EBITDA, EBITDA for real estate, or EBITDAre, and Adjusted EBITDAre as shown above. EBITDAre is calculated on the basis defined by Nareit which is EBITDA, excluding gains and losses on the sale of real estate, loss on impairment of real estate assets, if any, as well as certain other adjustments currently not applicable to SVC. In calculating Adjusted EBITDAre, SVC adjusts for the items shown above and includes business management incentive fees only in the fourth quarter versus the quarter when they are recognized as an expense in accordance with GAAP due to their quarterly volatility not necessarily being indicative of SVC’s core operating performance and the uncertainty as to whether any such business management incentive fees will be payable when all contingencies for determining such fees are known at the end of the calendar year. Other real estate companies and REITs may calculate EBITDA, EBITDAre and Adjusted EBITDAre differently than SVC does.

(10)	Amounts represent the equity compensation for SVC’s trustees, its officers and certain other employees of SVC’s manager.

SERVICE PROPERTIES TRUST
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share data)
(Unaudited)

	September 30,	December 31,
	2019	2018
ASSETS
Real estate properties:
Land	$2,062,776	$1,626,239
Buildings, improvements and equipment	9,237,760	7,896,734
Total real estate properties, gross	11,300,536	9,522,973
Accumulated depreciation	(3,086,684)	(2,973,384)
Total real estate properties, net	8,213,852	6,549,589
Acquired real estate leases and other intangibles	392,673	105,749
Assets held for sale	604,989	144,008
Cash and cash equivalents	16,990	25,966
Restricted cash	53,519	50,037
Due from related persons	72,587	91,212
Other assets, net	160,893	210,518
Total assets	$9,515,503	$7,177,079

LIABILITIES AND SHAREHOLDERS’ EQUITY
Unsecured revolving credit facility	$790,000	$177,000
Unsecured term loan, net	397,740	397,292
Senior unsecured notes, net	5,284,933	3,598,295
Security deposits	122,763	132,816
Accounts payable and other liabilities	292,161	211,332
Due to related persons	18,920	62,913
Total liabilities	6,906,517	4,579,648

Commitments and contingencies

Shareholders’ equity:
Common shares of beneficial interest, $.01 par value; 200,000,000 shares authorized; 164,565,303 and 164,441,709 shares issued and outstanding, respectively	1,646	1,644
Additional paid in capital	4,547,055	4,545,481
Cumulative other comprehensive loss	(175)	(266)
Cumulative net income available for common shareholders	3,506,538	3,231,895
Cumulative common distributions	(5,446,078)	(5,181,323)
Total shareholders’ equity	2,608,986	2,597,431
Total liabilities and shareholders’ equity	$9,515,503	$7,177,079

Warning Concerning Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. Also, whenever SVC uses words such as "believe", "expect", "anticipate", "intend", "plan", "estimate", "will", "may" and negatives or derivatives of these or similar expressions, SVC is making forward-looking statements. These forward-looking statements are based upon SVC's present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur. Actual results may differ materially from those contained in or implied by SVC's forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond SVC's control. For example:

•
Mr. Murray indicates in this press release that comparable hotels not impacted by renovations during the third quarter had increased RevPAR as compared to RevPAR declines for hotels under renovation. These statements may imply that SVC's comparable hotels that were impacted by renovation activities will experience improved RevPAR performance once those hotels are no longer impacted by those matters similar to or better than the RevPAR experienced by SVC's other hotels. In fact, those comparable hotels, excluding the impact of renovations, may not realize similar RevPAR performance.

•
Mr. Murray states various benefits SVC expects to realize from the SMTA Transaction, including increased scale, a more secure financial profile and greater diversity in tenant base, property type and geography. However, SVC may not realize certain of these benefits from the SMTA Transaction at the levels it expects or at all. Further, integration and acquisitions of large portfolios and businesses and entering into new areas of business entail significant risks, including, among others, execution and operation risks. SVC may incur losses and its financial position may worsen if SVC does not successfully integrate and operate the assets it acquired from SMTA.

•
Certain of SVC's operating agreements are secured by guarantees or security deposits from SVC's managers and tenants. This may imply that minimum returns and rents due to SVC will be paid. In fact, certain of these guarantees and security deposits are limited in amount and duration and all the guarantees are subject to the guarantors' abilities and willingness to pay. SVC cannot be sure of the future financial performance of SVC's properties and whether such performance will cover SVC's minimum returns and rents, whether the guarantees or security deposits will be adequate to cover future shortfalls in the minimum returns or rents due to SVC which they guarantee or secure, or regarding SVC's managers', tenants' or guarantors' future actions if and when the guarantees and security deposits expire or are depleted or their abilities or willingness to pay minimum returns and rents owed to SVC. Moreover, the security deposits SVC holds are not segregated from SVC's other assets and, although the application of security deposits to cover payments shortfalls will result in SVC recording income, it will not result in SVC receiving additional cash. The balance of SVC's annual minimum returns and rents as of September 30, 2019 was not secured by guarantees or security deposits.

•
SVC has no guarantees or security deposits for the minimum returns due to SVC from SVC's Marriott No. 1, Sonesta or Wyndham agreements. Accordingly, SVC may receive amounts that are less than the contractual minimum returns stated in these agreements.

•
SVC is exiting its relationship with Wyndham and expects to rebrand or sell its 22 hotels currently managed by Wyndham. SVC cannot be sure that any hotels it may rebrand will result in improved performance. In fact, rebranding hotels likely will result in short term disruption to operations of these hotels. In addition, SVC cannot be sure it will be able to sell any of these hotels and any sales it may complete may be at prices less than SVC expects and less than net book value. SVC may incur losses in connection with any rebranding or sales of these hotels or as a result of any plan to rebrand or sell these hotels.

•	SVC's agreement to sell 126 net lease properties for $438.0 million, excluding closing costs, is subject to conditions. As a result, this sale may not occur, could be delayed or its terms may change.
The information contained in SVC's filings with the SEC, including under the caption "Risk Factors" in SVC's periodic reports, or incorporated therein, identifies other important factors that could cause differences from SVC's forward-looking statements. SVC's filings with the SEC are available on the SEC's website at www.sec.gov.
You should not place undue reliance upon forward-looking statements.
Except as required by law, SVC does not intend to update or change any forward-looking statements as a result of new information, future events or otherwise.
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